DESCRIPTION OF EBIX CAPITAL STOCK

Shares Authorized and Outstanding

Ebix is authorized to issue 220,500,000 shares of capital stock, divided into two classes consisting of: (i) 220,000,000 shares of common stock, par value $0.10 per share, and (ii) 500,000 shares of preferred stock, par value $0.10 per share.  Ebix has designated 350,000 shares of Ebix’s preferred stock as a series designated “Series Y Convertible Preferred Stock”. As of  April 23, 2021, there were 30,942,871 shares of Ebix common stock issued and outstanding, and no shares of Ebix’s preferred stock were issued and outstanding.

Common Stock

Voting Rights

Except as otherwise provided by law or as set forth in the Ebix amended and restated certificate of incorporation (“Ebix certificate of incorporation”) or as otherwise provided by any outstanding series of preferred stock, the holders of Ebix common stock have general voting power on all matters as a single class. On each matter to be voted on by the holders of Ebix common stock, each outstanding share of Ebix common stock is entitled to one vote per share. Holders of Ebix common stock are not entitled to cumulative voting of their shares in elections of directors.

Liquidation Rights

In the event of a voluntary or involuntary liquidation, dissolution or winding up of Ebix, the prior rights of Ebix’s creditors and the liquidation preference of any preferred stock then outstanding, with the exception of the Ebix Preferred Stock, must first be satisfied. The holders of Ebix common stock will be entitled to share in the remaining assets of Ebix on a pro rata basis.

Dividends

Shares of Ebix common stock are entitled to participate equally in dividends when and as dividends may be declared by the Ebix Board out of funds legally available for the payment of dividends.

Preferred Stock

Preferred stock may be issued from time to time in one or more series, each of which is to have the voting powers, designation, preferences, and relative, participating, optional, or other special rights and qualifications, limitations, or restrictions thereof as are stated and expressed in the Ebix certificate of incorporation, or in a resolution or resolutions providing for the issue of that series adopted by the Ebix Board.

The Ebix Board has the authority to create one or more series of preferred stock and, with respect to each series, to fix or alter as permitted by law, among other things:

the number of shares and the distinctive designation of the series;

•the voting power, if any;

•dividend rights;

•redemption rights;

•liquidation preferences;

•conversion rights; and

•any other relative rights, preferences and limitations.

Transfer Agent and Registrar

The transfer agent and registrar for Ebix common stock is Computershare.

Preemptive Rights

No holder of shares of any class or series of capital stock of Ebix will have any preemptive right to subscribe for, purchase or otherwise acquire shares of any class or series of capital stock of Ebix.

Certain Matters of Corporate Governance

The Delaware General Corporation Law (the “DGCL”), the Ebix certificate of incorporation, and the Ebix bylaws contain provisions that could discourage or make more difficult a change in control of Ebix, including an acquisition of Ebix by means of a tender offer, an acquisition of Ebix by means of a proxy contest and removal of Ebix’s incumbent officers and directors, without the support of the Ebix Board. A summary of these provisions follows.

Section 203 of the DGCL

Ebix is governed by the provisions of Section 203 of the DGCL. In general, Section 203 prohibits a public Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years after the date of the transaction in which the person became an interested stockholder, unless:

•the transaction was approved by the board of directors prior to the time that the stockholder became an interested stockholder;

•upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding shares owned by directors who are also officers of the corporation and shares owned by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•at or subsequent to the time the stockholder became an interested stockholder, the business combination was approved by the board of directors and authorized at an annual or special meeting of the stockholders, and not by written consent, by the affirmative vote of a majority of at least two-thirds of the outstanding voting stock which is not owned by the interested stockholder.

In general, Section 203 defines a “business combination” to include mergers, asset sales and other transactions resulting in financial benefit to a stockholder and an “interested stockholder” as a person who, together with affiliates and associates, owns, or within three years did own, 15% or more of the corporation’s outstanding voting stock.

Stockholder Meetings

Under the Ebix bylaws, the Ebix Board or a committee of the Ebix Board duly designated by the Ebix Board to call a meeting and holders of not less than ten percent of common stock able to cast votes at a special meeting may call special meetings of stockholders, and any business conducted at any special meeting will be limited to the purpose or purposes specified in the order calling for the special meeting.

Stockholder Action by Written Consent

The Ebix certificate of incorporation allows stockholder action to be taken not only at an annual or a special meeting of stockholders but also permits stockholders to act by written consent.

Advance Notice Requirements for Stockholder Proposals

The Ebix bylaws generally permit stockholders to bring business (other than nominations of persons for election as directors) before a meeting of the stockholders if the stockholder intending to bring such business gives timely notice thereof in proper written form to Ebix’s corporate secretary.

To be timely, a stockholder’s notice to Ebix’s corporate secretary must be delivered to or be mailed and received at Ebix’s principal office not fewer than 90 days nor more than 120 days prior to the anniversary date of the immediately preceding annual meeting of stockholders. If the annual meeting is called for a date that is not within 25 days before or after the anniversary date, then notice, in order to be timely, must be received no later than the close of business on the 10th day following the day on which the notice of the date of the annual meeting was mailed or public disclosure of the date of the annual meeting was made, whichever occurs first.

To be in proper written form, a stockholder’s notice to Ebix’s corporate secretary must set forth certain information. As to each matter the stockholder proposes to bring before the annual meeting, the stockholder’s notice must include:

•a brief description of the business desired to be brought before the annual meeting and the proposed text of any proposal regarding the business (including the text of any resolutions proposed for consideration and, if the business includes a proposal to amend the Ebix bylaws, the text of the proposed amendment); and

•the reasons for conducting the business at the annual meeting.

Further, as to the stockholder giving notice and the beneficial owner, if any, on whose behalf the proposal is being made, the stockholder’s notice must include:

•the name and address of the person;

•(A) the class or series and number of all shares of Ebix stock which are owned beneficially or of record by such person and any affiliates or associates of such person, (B) the name of each nominee holder of shares of all Ebix stock owned beneficially but not of record by such person or any affiliates or associates of such person, and the number of such shares of Ebix stock held by each such nominee holder, (C) whether and the extent to which any derivative instrument, swap, option, warrant, short interest, hedge or profit interest or other transaction has been entered into by or on behalf of such person, or any affiliates or associates of such person, with respect to Ebix stock and (D) whether and the extent to which any other transaction, agreement, arrangement or understanding (including any short position or any borrowing or lending of shares of Ebix stock) has been made by or on behalf of such person, or any affiliates or associates of such person, the effect or intent of any of the foregoing being to mitigate loss to, or to manage risk or benefit of stock price changes for, such person, or any affiliates or associates of such person, or to increase or decrease the voting power or pecuniary or economic interest of such person, or any affiliates or associates of such person, with respect to Ebix stock;

•a description of all agreements, arrangements, or understandings (whether written or oral) between or among such person, or any affiliates or associates of such person, and any other person or persons (including their names) in connection with or relating to (A) Ebix or (B) the proposal, including any material interest in, or anticipated benefit from the proposal to such person, or any affiliates or associates of such person;

•a representation that the stockholder giving notice intends to appear in person or by proxy at the annual meeting to bring such business before the meeting; and

•any other information relating to such person or proposal that would be required to be disclosed in a proxy statement or other filing required to be made in connection with the solicitation of proxies by such person with respect to the proposed business to be brought by such person before the annual meeting pursuant to Section 14 of the Exchange Act, and the rules and regulations promulgated thereunder.

Advance Notice Requirements for Director Nominations

The Ebix bylaws generally permit stockholders to nominate persons for election as directors if the stockholder intending to make such nomination gives timely notice thereof in writing in proper form.

To be timely, a stockholder’s notice must be received by Ebix’s corporate secretary no less than 90 days nor more than 120 days prior to the first anniversary of the immediately preceding year’s annual meeting of stockholders. If the annual meeting is called for a date that is not within 25 days before or after such anniversary date, then notice, in order to be timely, must be received no later than the 10th day following the day on which notice of the date of the annual meeting was mailed or the date of such meeting is publicly announced, whichever occurs first. In the case of a special meeting of stockholders called for the purpose of electing directors, a stockholder’s notice must be received no later than the 10th day following the day on which the date of such special meeting is publicly announced.

To be in proper form, the notice must set forth certain information. As to each person whom the stockholder proposes to nominate for election as a director, the stockholder’s notice must include:

•the name, age, business address and residence address of such person;

•the principal occupation or employment of such person;

•(A) the class or series and number of all shares of Ebix stock which are owned beneficially or of record by such person and any affiliates or associates of such person, (B) the name of each nominee holder of shares of all Ebix stock owned beneficially but not of record by such person or any affiliates or associates of such person, and the number of such shares of Ebix stock held by each nominee holder, (C) whether and the extent to which any derivative instrument, swap, option, warrant, short interest, hedge or profit interest or other transaction has been entered into by or on behalf of such person, or any affiliates or associates of such person, with respect to Ebix stock and (D) whether and the extent to which any other transaction, agreement, arrangement or understanding (including any short position or any borrowing or lending of shares of Ebix stock) has been made by or on behalf of such person, or any affiliates or associates of such person, the effect or intent of any of the foregoing being to mitigate loss to, or to manage risk or benefit of stock price changes for, such person, or any affiliates or associates of such person, or to increase or decrease the voting power or pecuniary or economic interest of such person, or any affiliates or associates of such person, with respect to Ebix stock;

•such person’s written representation and agreement that such person (A) is not and will not become a party to any agreement, arrangement or understanding with, and has not given any commitment or assurance to, any person or entity as to how such person, if elected as a director of Ebix, will act or vote on any issue or question, (B) is not and will not become a party to any agreement, arrangement or understanding with any person or entity other than Ebix with respect to any direct or indirect compensation, reimbursement or indemnification in connection with service or action as a director of Ebix that has not been disclosed to Ebix in such representation and agreement and (C) in such person’s individual capacity, would be in compliance, if elected as a director of Ebix, and will comply with, all applicable publicly disclosed confidentiality, corporate governance, conflict of interest, Regulation FD, code of conduct and ethics, and stock ownership and trading policies and Ebix guidelines; and

•any other information relating to such person that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors pursuant to Section 14 of the Exchange Act, and the rules and regulations promulgated thereunder.

Further, as to the stockholder giving the notice, and the beneficial owner, if any, on whose behalf the nomination is being made, the stockholder’s notice must include:

•the name and record address of the stockholder giving the notice and the name and principal place of business of such beneficial owner;

•(A) the class or series and number of all shares of Ebix stock which are owned beneficially or of record by such person and any affiliates or associates of such person, (B) the name of each nominee holder of shares of Ebix stock owned beneficially but not of record by such person or any affiliates or associates of such person, and the number of shares of Ebix stock held by each such nominee holder; (C) whether and the extent to which any derivative instrument, swap, option, warrant, short interest, hedge or profit interest or other transaction has been entered into by or on behalf of such person, or any affiliates or associates of such person, with respect to Ebix stock and (D) whether and the extent to which any other transaction, agreement, arrangement or understanding (including any short position or any borrowing or lending of shares of Ebix stock) has been made by or on behalf of such person, or any affiliates or associates of such person, the effect or intent of any of the foregoing being to mitigate loss to, or to manage risk or benefit of stock price changes for, such person, or any affiliates or associates of such person, or to increase or decrease the voting power or pecuniary or economic interest of such person, or any affiliates or associates of such person, with respect to Ebix stock;

•a description of  (A) all agreements, arrangements, or understandings (whether written or oral) between such person, or any affiliates or associates of such person, and any proposed nominee, or any affiliates or associates of such proposed nominee, (B) all agreements, arrangements, or understandings (whether written or oral) between such person, or any affiliates or associates of such person, and any other person or persons (including their names) pursuant to which the nomination(s) are being made by such person, or otherwise relating to Ebix or their ownership of Ebix capital stock, and (C) any material interest of such person, or any affiliates or associates of such person, in such nomination, including any anticipated benefit therefrom to such person, or any affiliates or associates of such person;

•a representation that the stockholder giving notice intends to appear in person or by proxy at the annual or special meeting to nominate the persons named in its notice; and

•any other information relating to such person that would be required to be disclosed in a proxy statement or other filings required to be made in connection with the solicitation of proxies for election of directors pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder. Such notice must be accompanied by a written consent of each proposed nominee to being named as a nominee and to serve as a director if elected.

Undesignated Preferred Stock

The Ebix certificate of incorporation authorizes the issuance of undesignated or “blank check” preferred stock. The authorization of blank check preferred stock makes it possible for the Ebix Board to issue preferred stock with voting or other rights or preferences that could impede the success of any attempt to change control of Ebix. These and other provisions may have the effect of deferring hostile takeovers or delaying changes in control or management of Ebix.

Amendment of Charter or Bylaw Provisions

The amendment of any of the above provisions would require approval by holders of at least a majority of the outstanding Ebix common stock.